CONTACTS

Gary L. Nalbandian	Mark A. Zody
Chairman/President	Chief Financial Officer
(717) 412-6301

METRO BANCORP REPORTS 16% GROWTH IN NET INCOME TO $5.7 MILLION;
EPS UP 15%; LOANS GROW 11% AND DEPOSITS INCREASE 10%

April 23, 2015 - Harrisburg, PA - Metro Bancorp, Inc. (Metro or the Company) (NASDAQ Global Select Market Symbol: METR), parent company of Metro Bank, today reported net income of $5.7 million, or $0.39 per diluted common share, for the quarter ended March 31, 2015, compared to net income of $4.9 million, or $0.34 per diluted common share, for the first quarter of 2014. This represents the ninth straight quarter that the Company has produced record net income. The Company also reported net loan growth of $199.6 million, or 11%, over the past twelve months and total deposit growth of $216.2 million, or 10%, for the same period.

Financial Highlights
(in millions, except per share data)

	Quarter Ended
			%
	03/31/15	03/31/14	Increase
Total assets	$2,974.6	$2,850.0	4%

Total loans (net)	1,978.0	1,778.3	11%

Total deposits	2,411.5	2,195.3	10%

Total revenues	$33.6	$30.4	11%

Net income	5.7	4.9	16%

Diluted net income per common share	$0.39	$0.34	15%

“Our continued focus on balancing strong loan and deposit growth with increased revenues and diligent expense control helped to produce our ninth straight quarter of record net income” said Gary L. Nalbandian, the Company's Chairman and Chief Executive Officer. “These financial results, combined with our previously announced shareholder return and cost-saving initiatives, demonstrate our commitment to grow the value of the Metro franchise and drive long-term shareholder value."

“As part of our basic commitment to enhancing shareholder returns, I am pleased to announce that on April 13, 2015, Metro's Board of Directors declared a second quarter cash dividend of $0.07 per common share, payable on May 18, 2015 to shareholders of record on April 27, 2015."

Income Statement Highlights

•
The Company recorded net income of $5.7 million, or $0.39 per diluted common share, for the first quarter of 2015 compared to net income of $4.9 million, or $0.34 per diluted common share for the same period one year ago; a $778,000, or 16%, increase. On a linked-quarter basis, net income was up $163,000, or 3%.

•
Total revenues (net interest income plus noninterest income) for the first quarter of 2015 were $33.6 million, up $3.2 million, or 11%, over total revenues of $30.4 million for the same quarter one year ago and were up $489,000, or 1%, over total revenues of $33.1 million for the previous quarter.

•	Return on average stockholders' equity (ROE) was 8.62% for the first quarter of 2015 compared to 8.42% for the same period last year and to 8.43% the previous quarter.

•
The Company's net interest margin on a fully-taxable basis for the first quarter of 2015, was 3.70%, compared to 3.60% recorded in the fourth quarter of 2014 and 3.56% for the first quarter of 2014. This increase is partially due to a special dividend declared and paid in the first quarter 2015 by the Federal Home Loan Bank combined with discount accretion on a large purchased loan which was paid off in full during the quarter. The Company's deposit cost of funds for the first quarter was 0.26%, compared to 0.27% for both the previous quarter and for the same period one year ago.

•	The provision for loan losses totaled $1.5 million for the first quarter of 2015, compared to $2.7 million for the previous quarter and compared to $900,000 for the first quarter one year ago.

•
Noninterest expenses for the first quarter of 2015 were $23.9 million, up $1.5 million, or 7%, over the previous quarter and up $1.1 million, or 5%, over the same quarter last year. The increase was primarily the result of the Company reserving $1.0 million of loan expense related to the possibility that the Company may be required to perform under one specific unsecured standby letter of credit.

•
The efficiency ratio was 71.0% compared to 67.5% for the previous quarter and 74.9% for the first quarter of 2014. The increase in the efficiency ratio for the first quarter is primarily a result of the above-mentioned nonrecurring loan expense.

Balance Sheet Highlights

•	Loan growth continues to be strong as net loans grew to $1.98 billion and were up $199.6 million, or 11%, over the first quarter 2014.

•	Nonperforming assets were 1.43% of total assets at March 31, 2015, compared to 1.44% of total assets for the previous quarter and compared to 1.57% of total assets one year ago.

•
Total deposits were $2.41 billion, up $216.2 million, or 10%, compared to same quarter last year. Total core deposits grew $192.8 million, or 9%, over the past twelve months and totaled $2.24 billion at March 31, 2015.

•	Metro's capital levels remain strong with a Tier 1 Leverage ratio of 9.05%, a common equity tier 1 ratio of 12.23% and a total risk-based capital ratio of 13.48%.

•
Stockholders' equity totaled $270.8 million, or 9% of total assets, at the end of the first quarter 2015, up $30.0 million, or 12%, over the past twelve months. At March 31, 2015, the Company's book value per common share was $19.04, up from $18.60 per common share at December 31, 2014 and up $2.12, or 13%, per common share from March 31, 2014. The market price of Metro's common stock increased by 30%, over the past twelve months from $21.14 per common share at March 31, 2014 to $27.57 per common share at March 31, 2015.

Income Statement Overview

	Three months ended March 31,
(dollars in thousands, except per share data)	2015	2014	% Change
Total revenues	$33,626	$30,413	11%
Provision for loan losses	1,500	900	67
Total noninterest expenses	23,877	22,782	5
Net income	5,722	4,944	16
Diluted net income per common share	$0.39	$0.34	15%
Cash dividends per common share	0.07	—	—
Efficiency ratio	71.0%	74.9%

Metro recorded net income of $5.7 million, or $0.39 per diluted common share, for the first quarter of 2015 compared to net income of $4.9 million, or $0.34 per diluted common share, for the first quarter of 2014.

Total revenues (net interest income plus noninterest income) for the first quarter of 2015 were $33.6 million, up $3.2 million, or 11%, over the first quarter of 2014.

Noninterest expenses for the quarter totaled $23.9 million, up $1.1 million, or 5%, compared to the same period in 2014. On a linked quarter basis, total noninterest expenses were up $1.5 million, or 7%, over the fourth quarter of 2014.

Net Interest Income and Net Interest Margin

Net interest income for the first quarter of 2015 totaled $26.1 million, up $2.7 million, or 12%, over the first quarter of 2014.

Average interest-earning assets for the first quarter of 2015 totaled $2.87 billion versus $2.86 billion for the previous quarter and were up $191.4 million, or 7%, over the first quarter of 2014. Average loans receivable increased by $245.2 million, or 14%, and average investment securities balances decreased by $53.8 million, or 6%, from the first quarter of last year. Average interest-bearing deposits totaled $1.87 billion for the first quarter of 2015, up $146.9 million, or 9%, over the same period of 2014 and average noninterest-bearing deposits for the first quarter 2015 were $509.1 million, up $63.0 million, or 14%, over the first quarter last year.

The net interest margin for the first quarter of 2015 was 3.63%, up 10 basis points (bps) from the 3.53% recorded for the previous quarter and up 15 bps over the 3.48% recorded in the first quarter one year ago. The net interest margin on a fully-taxable basis for the first quarter of 2015 was 3.70%, up 10 bps over the previous quarter and up 14 bps compared to 3.56% for the first quarter of 2014. This increase is partially due to a special dividend in the amount of $555,000 paid in the first quarter 2015 by the Federal Home Loan Bank. Also contributing to the increased net interest margin was the recognition of $121,000 of discount accretion on a previously purchased loan participation which paid off early during the first quarter of 2015.

Metro's deposit cost of funds for the first quarter of 2015 was 0.26%, compared to 0.27% for the previous quarter, and down 1 bp from 0.27% recorded in the first quarter one year ago. The total cost of all funding sources for the first quarter of 2015 was 0.28%, compared to 0.27% for the previous quarter and 0.31% for the same period in 2014.

Change in Net Interest Income and Rate/Volume Analysis

The increase in net interest income on a fully tax-equivalent basis for the first quarter of 2015 over the same period of 2014 was primarily due to an increase in the level of interest-earning assets and, to a lesser extent, a lower total cost of funding sources.

(dollars in thousands)	Tax Equivalent Net Interest Income
2015 vs. 2014	Volume Change	Rate Change	Total Increase	% Increase
1st Quarter	$2,489	$193	$2,682	11%

Noninterest Income

Noninterest income for the first quarter of 2015 totaled $7.6 million, up $487,000, or 7%, over the first quarter one year ago. Service charges, card and other noninterest income for the first quarter were $7.1 million, an increase of $191,000, or 3%, over the first quarter last year. Gains on the sale of loans totaled $471,000 for the first quarter of 2015 versus $136,000 for the same period in 2014. Net losses on investment securities totaled $28,000 for the first quarter of 2015, compared to net gains on investment securities of $11,000 for the first quarter of 2014.

The breakdown of noninterest income for the first quarters ended March 31, 2015 and 2014, respectively, is shown in the table below:

	Three months ended March 31,
(dollars in thousands)	2015	2014	% Change
Card, service charges and other noninterest income	$7,122	$6,931	3%
Gains on sales of loans	471	136	246
Net gains (losses) on sales/calls of securities	(28)	11	(355)
Total noninterest income	$7,565	$7,078	7%

Noninterest Expenses

Noninterest expenses for the first quarter of 2015 were $23.9 million, up $1.5 million, or 7%, on a linked quarter basis, and up $1.1 million, or 5%, compared to the first quarter one year ago. The respective increases between quarters is primarily due to the fact that the Company reserved $1.0 million of loan expense in the first quarter of 2015 related to the possibility that the Company may be required to perform under one specific unsecured standby letter of credit.

On March 27, 2015, Metro sent notice to the customers of its Prospect Street store in York, PA and its Carlisle Commons store in Carlisle, PA that both of these stores will be closing permanently effective June 30, 2015. Due to circumstances beyond Metro's control, critical portions of the land on which the Prospect Street store is located have been acquired by the Commonwealth of Pennsylvania Department of Transportation (PennDOT) for road construction and a redesign of the intersection at which the store is located. The impact of this action will permanently remove the ability for Metro customers to conveniently access this store from either road of the intersection. After careful consideration of this impact, the decision was made to close the store effective June 30, 2015.

Metro has also announced that it will be closing its Carlisle Commons store effective June 30, 2015 and consolidating the operations of this store into its other Carlisle store at 65 Ashland Avenue. After careful research and evaluation, Metro believes that it can efficiently and effectively service its Carlisle customers through one Carlisle store location.

As a result of these store closures, Metro is accelerating the remaining depreciation on certain assets at these locations during the first and second quarters of 2015. The accelerated depreciation booked in the first quarter of 2015 totaled $317,000. Partially offsetting this cost was the receipt by Metro during the first quarter of a one-time payment of $244,000 from PennDOT for the taking of the land at the Prospect Street location. Metro will record additional accelerated depreciation associated with these store locations during the second quarter of 2015 in an amount of approximately $500,000 and will then experience a reduction in total occupancy and equipment expenses beginning in the third quarter once the stores are no longer operating.

Excluding the impact of the above-mentioned $1.0 million loan expense and accelerated depreciation, partially offset by the receipt of the one-time payment from PennDOT, total noninterest expenses for the first quarter of 2015 were $22.8 million, basically flat compared to the first quarter one year ago.

The breakdown of noninterest expenses for the first quarters ended March 31, 2015 and 2014, respectively, are shown in the table below:

	Three months ended March 31,
(dollars in thousands)	2015	2014	% Change
Salaries and employee benefits	$10,879	$11,427	(5)%
Occupancy and equipment	3,225	3,505	(8)
Advertising and marketing	364	393	(7)
Data processing	3,538	3,250	9
Regulatory assessments and related costs	567	569	—
Loan expense	1,402	135	939
Professional services	868	301	188
Other expenses	3,034	3,202	(5)
Total noninterest expenses	$23,877	$22,782	5%

Balance Sheet

	As of March 31,
(dollars in thousands)	2015	2014	% Increase
Total assets	$2,974,615	$2,850,039	4%
Total loans (net)	1,977,955	1,778,311	11
Total deposits	2,411,519	2,195,272	10
Total core deposits	2,235,292	2,042,491	9
Total stockholders' equity	270,764	240,787	12

Lending

Gross loans receivable totaled $2.0 billion at March 31, 2015, an increase of $201.5 million, or 11%, over March 31, 2014. The composition of the Company's loan portfolio at March 31, 2015 and March 31, 2014 was as follows:

(dollars in thousands)	March 31, 2015	% of Total	March 31, 2014	% of Total	$ Change	% Change
Commercial and industrial	$536,349	27%	$465,931	26%	$70,418	15%
Commercial tax-exempt	67,176	3	77,566	4	(10,390)	(13)
Owner occupied real estate	311,259	16	306,765	17	4,494	1
Commercial construction and land development	137,063	7	123,789	7	13,274	11
Commercial real estate	607,400	30	512,582	28	94,818	18
Residential	116,143	6	98,827	6	17,316	18
Consumer	228,320	11	216,785	12	11,535	5
Gross loans receivable	$2,003,710	100%	$1,802,245	100%	$201,465	11%

The Company experienced loan growth in every major category over the past twelve months except for commercial tax-exempt loans which represent the smallest segment of Metro's loan portfolio.

Net loan growth on a linked-quarter basis was $4.4 million (non-annualized). This growth was constrained as the result of several large loans being paid off during the first quarter of 2015. During the quarter, the Company received a total of $71.9 million in paydowns or payoffs on 23 different loan balances greater than $1 million. Three loans totaling $14.2 million were paid off early due to sales of the loan collateral properties by the borrowers. Also, the Bank received $4.1 million in paydowns on 17 nonperforming loans during the quarter as well.

Asset Quality

The Company's asset quality ratios are shown below:

	Quarter Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Nonperforming assets/total assets	1.43%	1.44%	1.57%
Net loan charge-offs (annualized)/average total loans	0.15%	0.45%	0.02%
Loan loss allowance/total loans	1.29%	1.25%	1.33%
Nonperforming loan coverage	74%	71%	59%
Nonperforming assets/capital and reserves	14%	15%	17%

Nonperforming loans totaled $34.7 million at March 31, 2015, a decrease of $679,000 from December 31, 2014, while foreclosed asset balances increased by $256,000 to $7.9 million. Compared to March 31, 2014, nonperforming loans decreased $6.1 million, or 15%, and foreclosed assets increased $3.9 million, or 99%.

Nonperforming assets decreased during the first quarter of 2015 from December 31, 2014 by $423,000, or 1%, to $42.7 million, or 1.43%, of total assets at March 31, 2015, compared to $43.1 million, or 1.44%, of total assets at December 31, 2014, and $44.9 million, or 1.57%, of total assets one year ago. Nonperforming assets were down $2.2 million, or 5%, over the past year.

At March 31, 2015, foreclosed assets totaling $5.7 million were under contract to be sold with no additional net loss to the Company expected.

Net loan charge-offs totaled $743,000 for the first quarter of 2015, comprised of $819,000 in gross loan charge-offs offset partially by $76,000 in recoveries. One loan relationship accounted for $437,000, or 59%, of the total net charge-offs for the quarter.

The Company recorded a provision for loan losses of $1.5 million for the first quarter of 2015 as compared to $2.7 million for the previous quarter and $900,000 recorded in the first quarter of 2014. The allowance for loan losses totaled $25.8 million as of March 31, 2015, compared to $25.0 million at December 31, 2014 and $23.9 million at March 31, 2014.

Deposits

The Company's deposit balances at March 31, 2015 were $2.41 billion, compared to total deposits of $2.38 billion at December 31, 2014 and $2.20 billion one year ago. The change in core deposits over the past twelve months by type of account is as follows:

	As of March 31,
(dollars in thousands)	2015	2014	% Change	1st Quarter 2015 Cost of Funds
Demand noninterest-bearing	$561,232	$487,723	15%	0.00%
Interest checking and money market	1,014,852	973,124	4	0.27
Savings	530,431	455,956	16	0.28
Subtotal	2,106,515	1,916,803	10	0.20
Time	128,777	125,688	2	1.12
Total core deposits	$2,235,292	$2,042,491	9%	0.26%

Total core deposits, excluding time deposits, increased $189.7 million, or 10%, over the past twelve months. The cost of core deposits, excluding time deposits, during the first quarter of 2015 was 0.20%, compared to the same amount for the previous quarter and 0.21% for the first quarter one year ago. The cost of total core deposits for the first quarter of 2015 was 0.26%, which was the same as the previous quarter and down 1 bp from first quarter of 2014.

Change in total core deposits by type of customer was as follows:

	March 31,	% of	March 31,	% of	%
(dollars in thousands)	2015	Total	2014	Total	Change
Consumer	$1,076,757	48%	$1,026,989	50%	5%
Commercial	816,445	37	679,940	33	20
Government	342,090	15	335,562	17	2
Total	$2,235,292	100%	$2,042,491	100%	9%

Total consumer core deposits increased by $49.8 million, or 5%, and total commercial core deposits grew by $136.5 million, or 20%, over the past twelve months.

Investments

At March 31, 2015, the Company's investment portfolio totaled $809.1 million, down $43.9 million, or 5%, on a linked quarter basis and down $50.8 million, or 6%, compared to March 31, 2014. Detailed below is information regarding the composition and characteristics of the portfolio at March 31, 2015:

Product Description	Available for Sale	Held to Maturity	Total
(dollars in thousands)
U.S. Government agency securities	$33,541	$149,117	$182,658
Mortgage-backed securities:
Residential mortgage-backed securities	58,729	12,281	71,010
Agency collateralized mortgage obligations	363,519	146,981	510,500
Corporate debt securities	—	5,000	5,000
Municipal securities	30,236	9,703	39,939
Total	$486,025	$323,082	$809,107
Duration (in years)	4.3	4.4	4.4
Average life (in years)	4.8	4.9	4.8
Quarterly average yield (annualized)	2.26%	2.55%	2.37%

At March 31, 2015, the after-tax unrealized loss on the Company's available for sale portfolio was $1.2 million, as compared to an after-tax unrealized loss of $3.9 million at December 31, 2014 and compared to an after-tax unrealized loss of $11.0 million at March 31, 2014.

Capital

Stockholders' equity at March 31, 2015 totaled $270.8 million, compared to $240.8 million at March 31, 2014. Return on average stockholders' equity (ROE) for the first quarter of 2015 was 8.62%, compared to 8.43% for the previous quarter and 8.42% for the first quarter last year.

The Company's capital ratios at March 31, 2015 and 2014 were as follows:

	3/31/2015	3/31/2014	Regulatory Guidelines “Well Capitalized”
Leverage ratio	9.05%	9.48%	5.00%
CET 1	12.23	n/a	6.50
Tier 1 (risk-based)	12.27	13.39	8.00
Total capital (risk-based)	13.48	14.59	10.00

Both the Company and its subsidiary bank continue to maintain strong capital ratios and are well capitalized under various regulatory capital guidelines as required by federal banking agencies.

During the first quarter, the Company repurchased 117,000 shares of its common stock as part of its previously announced stock buyback program which began late in the fourth quarter of 2014. Total shares repurchased to date under this program are 129,300.

At March 31, 2015, the Company's book value per common share was $19.04, compared to $16.92 one year ago, up 13%.

The market price of the Company's common stock increased by 30% from $21.14 per common share at March 31, 2014 to $27.57 per common share at March 31, 2015.

As previously mentioned, Metro's Board of Directors declared a second quarter cash dividend of $0.07 per common share payable on May 18, 2015 to shareholders of record on April 27, 2015.

Forward-Looking Statements

This document contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act and Section 21E of the Securities Exchange Act of 1934, which we refer to as the Exchange Act, with respect to the financial condition, liquidity, results of operations, future performance and business of Metro Bancorp, Inc. These forward-looking statements are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not historical facts. These forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond our control). The words "may," "could," "should," "would," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions are intended to identify forward-looking statements.

While we believe our plans, objectives, goals, expectations, anticipations, estimates and intentions as reflected in these forward-looking statements are reasonable based on the information available to us at the time, we can give no assurance that any of them will be achieved. You should understand that various factors, in addition to those discussed elsewhere in this document, could affect our future results and could cause results to differ materially from those expressed in these forward-looking statements, including:

•
the effects of and changes in, trade, monetary and fiscal policies, including in particular interest rate policies of the Board of Governors of the Federal Reserve System, including the duration of such policies;

•
general economic or business conditions, either nationally, regionally or in the communities in which we do business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and loan performance or a reduced demand for credit;

•	federal budget and tax negotiations and their effects on economic and business conditions in general and our customers in particular;

•	the federal government’s inability to reach a deal to permanently raise the debt ceiling and the potential negative results on economic and business conditions;

•
the impact of the Dodd-Frank Act and other changes in laws and regulations affecting the financial services industry (including laws concerning taxes, banking, securities and insurance as well as enhanced expectations of regulators);

•
possible impacts of the capital and liquidity requirements of the Basel III standards as implemented or to be implemented by the Federal Reserve and other US regulators, as well as other regulatory pronouncements and prudential standards;

•	changes in regulatory policies on positions relating to capital distributions;

•	our ability to generate sufficient earnings to justify capital distributions;

•
continued effects of the aftermath of recessionary conditions and the impacts on the economy in general and our customers in particular, including adverse impacts on loan utilization rates as well as delinquencies, defaults and customers' ability to meet credit obligations;

•	our ability to manage current levels of impaired assets;

•	continued levels of loan volume origination;

•	the adequacy of the allowance for loan losses or any provisions;

•	the views and actions of the Consumer Financial Protection Bureau regarding consumer credit protection laws and regulations;

•	changes resulting from legislative and regulatory actions with respect to the current economic and financial industry environment;

•	changes in the FDIC deposit fund and the associated premiums that banks pay to the fund;

•	interest rate, market and monetary fluctuations;

•	the results of the regulatory examination and supervision process;

•	unanticipated regulatory or legal proceedings and liabilities and other costs;

•	compliance with laws and regulatory requirements of federal, state and local agencies, including regulatory expectations regarding enhanced compliance programs;

•	our ability to continue to grow our business internally or through acquisitions and successful integration of new or acquired entities while controlling costs;

•	deposit flows;

•	the inability to achieve anticipated cost savings in the amount of time expected, and the emergence of unexpected offsetting costs in the compliance or risk management areas or otherwise;

•	changes in consumer spending and saving habits relative to the financial services we provide;

•	the ability to hedge certain risks economically and effectively;

•	the loss of key officers or other personnel;

•
changes in accounting principles, policies and guidelines as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board (FASB), and other accounting standards setters;

•	the timely development of competitive new products and services by us and the acceptance of such products and services by customers;

•	the willingness of customers to substitute competitors’ products and services for our products and services and vice versa, based on price, quality, relationship or otherwise;

•	other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services;

•	rapidly changing technology;

•	our continued relationships with major customers;

•	the effect of terrorist attacks and threats of actual war;

•
interruption or breach in security of our information systems, including cyber-attacks, resulting in failures or disruptions in customer account management, general ledger processing and loan or deposit systems or disclosure of confidential information;

•	our ability to maintain compliance with the exchange rules of The Nasdaq Stock Market, Inc.;

•	our ability to maintain the value and image of our brand and protect our intellectual property rights;

•	disruptions due to flooding, severe weather or other natural disasters or Acts of God; and

•	our success at managing the risks involved in the foregoing.

Because such forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. The foregoing list of important factors is not exclusive and you are cautioned not to place undue reliance on these factors or any of our forward-looking statements, which speak only as of the date of this document or, in the case of documents incorporated by reference, the dates of those documents. We do not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of us except as required by applicable law.

Metro Bancorp, Inc. and Subsidiaries
Selected Consolidated Financial Data

	At or for the
	Three Months Ended
	March 31,	December 31,	%	March 31,	%
(dollars in thousands, except per share amounts)	2015	2014	Change	2014	Change
Income Statement Data:
Net interest income	$26,061	$25,618	2%	$23,335	12%
Provision for loan losses	1,500	2,650	(43)	900	67
Noninterest income	7,565	7,519	1	7,078	7
Total revenues	33,626	33,137	1	30,413	11
Noninterest expenses	23,877	22,369	7	22,782	5
Net income	5,722	5,559	3	4,944	16
Per Common Share Data:
Net income per common share:
Basic	$0.40	$0.39	3%	$0.35	14%
Diluted	0.39	0.38	3	0.34	15
Cash dividends per common share	0.07	—	—	—	—
Book value	19.04	18.60	2	16.92	13
Weighted average common shares outstanding:
Basic	14,168	14,217		14,161
Diluted	14,437	14,478		14,344
Balance Sheet Data:
Total assets	$2,974,615	$2,997,572	(1)%	$2,850,039	4%
Loans receivable (net)	1,977,955	1,973,536	—	1,778,311	11
Allowance for loan losses	25,755	24,998	3	23,934	8
Investment securities	809,107	853,032	(5)	859,887	(6)
Total deposits	2,411,519	2,380,672	1	2,195,272	10
Core deposits	2,235,292	2,208,911	1	2,042,491	9
Stockholders' equity	270,764	265,523	2	240,787	12
Capital:
Total stockholders' equity to assets	9.10%	8.86%		8.45%
Leverage ratio	9.05	9.00		9.48
Risk based capital ratios:
Tier 1	12.27	12.28		13.39
Common equity tier 1	12.23	n/a		n/a
Total Capital	13.48	13.42		14.59
Performance Ratios:
Deposit cost of funds	0.26%	0.27%		0.27%
Cost of funds	0.28	0.27		0.31
Net interest margin	3.63	3.53		3.48
Return on average assets	0.77	0.74		0.72
Return on average stockholders' equity	8.62	8.43		8.42
Asset Quality:
Net charge-offs (annualized) to average loans outstanding	0.15%	0.45%		0.02%
Nonperforming assets to total period-end assets	1.43	1.44		1.57
Allowance for loan losses to total period-end loans	1.29	1.25		1.33
Allowance for loan losses to period-end nonperforming loans	74	71		59
Nonperforming assets to capital and allowance	14	15		17

Metro Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheets

	March 31,	December 31,
	2015	2014
(in thousands, except share and per share amounts)	(Unaudited)

Assets
Cash and cash equivalents	$58,398	$42,832
Securities, available for sale at fair value	486,025	528,038
Securities, held to maturity at cost (fair value 2015: $323,056; 2014: $319,923)	323,082	324,994
Loans, held for sale	5,613	4,996
Loans receivable, net of allowance for loan losses (allowance 2015: $25,755; 2014: $24,998)	1,977,955	1,973,536
Restricted investments in bank stock	16,021	15,223
Premises and equipment, net	74,921	75,182
Other assets	32,600	32,771
Total assets	$2,974,615	$2,997,572

Liabilities and Stockholders' Equity
Deposits:
Noninterest-bearing	$561,232	$478,724
Interest-bearing	1,850,287	1,901,948
Total deposits	2,411,519	2,380,672
Short-term borrowings	246,986	333,475
Long-term debt	25,000	—
Other liabilities	20,346	17,902
Total liabilities	2,703,851	2,732,049
Stockholders' Equity:
Preferred stock - Series A noncumulative; $10.00 par value; $25 per share liquidation preference;
(1,000,000 shares authorized; 40,000 shares issued and outstanding)	400	400
Common stock - $1.00 par value; 25,000,000 shares authorized;
(issued shares 2015: 14,292,761; 2014: 14,232,844; outstanding shares 2015: 14,163,461; 2014: 14,220,544)	14,293	14,233
Surplus	161,331	160,588
Retained earnings	99,204	94,496
Accumulated other comprehensive loss	(1,166)	(3,875)
Treasury stock, at cost (common shares 2015: 129,300; 2014: 12,300)	(3,298)	(319)
Total stockholders' equity	270,764	265,523
Total liabilities and stockholders' equity	$2,974,615	$2,997,572

Metro Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income (Unaudited)

	Three Months Ended
	March 31,
(in thousands, except per share amounts)	2015	2014
Interest Income
Loans receivable, including fees:
Taxable	$21,603	$19,210
Tax-exempt	729	861
Securities:
Taxable	5,345	5,046
Tax-exempt	240	190
Total interest income	27,917	25,307
Interest Expense
Deposits	1,547	1,434
Short-term borrowings	239	231
Long-term debt	70	307
Total interest expense	1,856	1,972
Net interest income	26,061	23,335
Provision for loan losses	1,500	900
Net interest income after provision for loan losses	24,561	22,435
Noninterest Income
Card, service charges and other noninterest income	7,122	6,931
Net gains on sales of loans	471	136
Net gains (losses) on sales/calls of securities	(28)	11
Total noninterest income	7,565	7,078
Noninterest Expenses
Salaries and employee benefits	10,879	11,427
Occupancy and equipment	3,225	3,505
Advertising and marketing	364	393
Data processing	3,538	3,250
Regulatory assessments and related costs	567	569
Loan expense	1,402	135
Professional services	868	301
Other	3,034	3,202
Total noninterest expenses	23,877	22,782
Income before taxes	8,249	6,731
Provision for federal income taxes	2,527	1,787
Net income	$5,722	$4,944
Net Income per Common Share
Basic	$0.40	$0.35
Diluted	0.39	0.34
Cash Dividends per Common Share	0.07	—
Average Common and Common Equivalent Shares Outstanding
Basic	14,168	14,161
Diluted	14,437	14,344

Metro Bancorp, Inc. and Subsidiaries Average Balances and Net Interest Income
(unaudited)

	Quarter ended,
	March 31, 2015			December 31, 2014			March 31, 2014
	Average		Avg.	Average		Avg.	Average		Avg.
(dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Investment securities:
Taxable	$813,682	$5,345	2.63%	$864,259	$5,122	2.37%	$876,249	$5,046	2.30%
Tax-exempt	39,690	370	3.73	39,688	369	3.73	30,927	293	3.79
Total securities	853,372	5,715	2.68	903,947	5,491	2.43	907,176	5,339	2.35
Total loans	2,021,214	22,724	4.51	1,957,786	22,542	4.52	1,775,981	20,534	4.63
Total interest-earning assets	2,874,586	$28,439	3.96%	2,861,733	$28,033	3.86%	2,683,157	$25,873	3.86%
Allowance for loan losses	(25,406)			(25,138)			(23,771)
Other noninterest earning assets	155,070			146,170			136,076
Total assets	$3,004,250			$2,982,765			$2,795,462
Liabilities and Stockholders' Equity
Interest-bearing deposits:
Regular savings	$533,365	$363	0.28%	$475,799	$336	0.28%	$460,324	$336	0.30%
Interest checking and money market	1,030,095	677	0.27	1,055,778	710	0.27	984,453	658	0.27
Time deposits	128,671	355	1.12	131,888	376	1.13	126,453	329	1.06
Public time and other noncore deposits	176,377	152	0.35	179,234	157	0.35	150,332	111	0.30
Total interest-bearing deposits	1,868,508	1,547	0.34	1,842,699	1,579	0.34	1,721,562	1,434	0.34
Short-term borrowings	315,913	239	0.30	380,762	296	0.30	356,554	231	0.26
Long-term debt	21,111	70	1.32	—	—	—	15,800	307	7.77
Total interest-bearing liabilities	2,205,532	$1,856	0.34	2,223,461	$1,875	0.33	2,093,916	$1,972	0.38
Demand deposits (noninterest-bearing)	509,140			480,466			446,131
Other liabilities	20,434			17,317			17,253
Total liabilities	2,735,106			2,721,244			2,557,300
Stockholders' equity	269,144			261,521			238,162
Total liabilities and stockholders' equity	$3,004,250			$2,982,765			$2,795,462

Net interest income and margin on a tax-equivalent basis		$26,583	3.70%		$26,158	3.60%		$23,901	3.56%
Tax-exempt adjustment		522			540			566
Net interest income and margin		$26,061	3.63%		$25,618	3.53%		$23,335	3.48%

Securities include securities available for sale, securities held to maturity and restricted investments in bank stock. Securities available for sale are carried at amortized cost for purposes of calculating the average rate received on taxable securities.

Metro Bancorp, Inc. and Subsidiaries
Summary of Allowance for Loan Losses and Other Related Data
(Unaudited)

	Three Months Ended		Year Ended
	March 31,		December 31,
(dollars in thousands)	2015	2014	2014

Balance at beginning of period	$24,998	$23,110	$23,110
Provisions charged to operating expenses	1,500	900	6,750
	26,498	24,010	29,860
Recoveries of loans previously charged-off:
Commercial and industrial	54	1,005	1,468
Commercial tax-exempt	—	—	—
Owner occupied real estate	—	243	325
Commercial construction and land development	2	100	546
Commercial real estate	7	73	203
Residential	1	—	20
Consumer	12	23	248
Total recoveries	76	1,444	2,810
Loans charged-off:
Commercial and industrial	(279)	(354)	(1,754)
Commercial tax-exempt	—	—	—
Owner occupied real estate	(53)	(25)	(775)
Commercial construction and land development	—	(12)	(1,293)
Commercial real estate	(457)	(716)	(1,105)
Residential	(14)	(283)	(1,466)
Consumer	(16)	(130)	(1,279)
Total charged-off	(819)	(1,520)	(7,672)
Net charge-offs	(743)	(76)	(4,862)
Balance at end of period	$25,755	$23,934	$24,998
Net charge-offs (annualized) as a percentage of average loans outstanding	0.15%	0.02%	0.26%
Allowance for loan losses as a percentage of period-end loans	1.29%	1.33%	1.25%

Metro Bancorp, Inc. and Subsidiaries
Summary of Nonperforming Loans and Assets
(Unaudited)

The following table presents information regarding nonperforming loans and assets as of March 31, 2015 and for the preceding four quarters (dollar amounts in thousands).

	March 31,	December 31,	September 30,	June 30,	March 31,
	2015	2014	2014	2014	2014
Nonperforming Assets
Nonaccrual loans:
Commercial and industrial	$12,375	$11,634	$7,974	$4,291	$9,014
Commercial tax-exempt	—	—	—	—	—
Owner occupied real estate	6,210	7,416	6,954	6,401	6,005
Commercial construction and land development	3,241	3,228	3,254	9,028	10,734
Commercial real estate	6,362	5,824	6,407	5,793	6,043
Residential	4,971	4,987	6,157	6,341	6,551
Consumer	1,573	1,877	2,421	2,479	2,524
Total nonaccrual loans	34,732	34,966	33,167	34,333	40,871
Loans past due 90 days or more and still accruing	—	445	8	2,335	—
Total nonperforming loans	34,732	35,411	33,175	36,668	40,871
Foreclosed assets	7,937	7,681	7,162	4,020	3,990
Total nonperforming assets	$42,669	$43,092	$40,337	$40,688	$44,861

Troubled Debt Restructurings (TDRs)
Nonaccruing TDRs (included in nonaccrual loans above)	$16,272	$15,030	$12,495	$17,748	$19,862
Accruing TDRs	10,627	10,712	10,791	11,309	9,970
Total TDRs	$26,899	$25,742	$23,286	$29,057	$29,832

Nonperforming loans to total loans	1.73%	1.77%	1.73%	1.98%	2.27%

Nonperforming assets to total assets	1.43%	1.44%	1.36%	1.42%	1.57%

Nonperforming loan coverage	74%	71%	74%	66%	59%

Allowance for loan losses as a percentage of total period-end loans	1.29%	1.25%	1.28%	1.31%	1.33%

Nonperforming assets / capital plus allowance for loan losses	14%	15%	15%	15%	17%